U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
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                                                                 SEC FILE NUMBER
                                                                       333-55753
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                                                      --------------------------
                                                                    CUSIP NUMBER
                                                                             N/A
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[X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form
10-QSB [ ] Form N-SAR

         For Period Ended:  December 31, 2000
                            -----------------

         [ ] Transition  Report on Form  10-K
         [ ] Transition  Report on Form  20-F
         [ ] Transition  Report on Form 11-K
         [ ] Transition  Report on Form 10-Q
         [ ] Transition  Report on Form  N-SAR
         For Transition Period Ended:  N/A
                                       ---

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
                                                        ---

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Part 1 -- Registrant Information

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


         Full Name of Registrant (former name, if applicable):  Baron Capital Properties, L.P.
                                                                ------------------------------

         Address of Principal Executive Office (Street and Number):  7826 Cooper  Road, Cincinnati, Ohio  45242
                                                                     ------------------------------------------
                                                                       City, State and Zip Code

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Part II -- Rules 12b-25 (b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

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Part III -- Narrative

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period:

     The Registrant is unable to file its Form 10-KSB within the prescribed period because the Registrant's independent auditors have been unable to complete their audit and issue their auditor's report. See attached letter.

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Part IV -- Other Information

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     (1)  Name and telephone number of person to contact in regard to this notification:

                  Dennis P. Spates, Esq.             212-925-2020
                  --------------------------------------------------------------
                  (Name)                        (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such reports(s) been filed? If the answer is no, identify report(s).

                                                      [X] Yes             [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes             [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. N/A
                                        ---

     Baron Capital Trust has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 30, 2001                   BARON CAPITAL PROPERTIES, L.P.

                                         By Baron Capital Trust, General Partner


                                         By /s/ Mark L. Wilson
                                            ---------------------------
                                                Mark L. Wilson
                                                Chief Financial Officer

March 30, 2001



Baron Capital Properties, L.P.
Cincinnati, Ohio


This letter is furnished in connection with the submission of Form 12b-25, regarding the Annual Report on Form 10-KSB of Baron Capital Properties, L.P. for the year ended December 31, 2000.

This is to confirm that, as of this date, we have been unable to complete the performance of all of the audit procedures we consider necessary, under the circumstances, in order to issue our independent auditors' report on the financial statements of Baron Capital Properties, L.P. for the year ended December 31, 2000.



Rachlin Cohen & Holtz LLP